Exhibit (q)(2)

Fox Rothschild, LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103

OPINION ON LEGAL STATUS OF CANNABIS COMPANIES
HELD BY THE AMPLIFY SEYMOUR CANNABIS ETF

June 18, 2019

INTRODUCTION

Amplify Investments LLC (the “Advisor”) acts as investment advisor to the Amplify Seymour Cannabis ETF (the “Fund”). The Advisor has retained Fox Rothschild, LLP for the purposes of rendering this opinion for the benefit of the Fund and its shareholders and, in particular, has asked us whether the Fund and its shareholders will violate laws of the United States and corresponding state laws with respect to the Fund’s investment in Cannabis Companies, as defined below. Based upon our analysis, the applicable federal laws are the Controlled Substances Act and Money Laundering Control Act. As described more fully below, our opinion is that the Fund and its shareholders will not violate either federal law and, as a result, will similarly not violate any state marijuana laws with respect to the Fund’s investments in companies that participate in the cannabis industry. This opinion is being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein and as of the date of this opinion, neither the Fund nor its shareholders’ investment in the Fund violate the federal Controlled Substances Act or the Money Laundering Control Act.

Our opinion herein is expressed solely with respect to the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), and the Money Laundering Control Act, 18 U.S.C. § 1956 (the “MCA”), and is based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinion expressed below is based upon the CSA and MCA and relies upon the law now in effect, and in all respects is subject to and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Advisor and have not sought to independently verify such matters. For the purposes of this opinion, the Advisor supplied us with a list of companies in which the Fund may invest as of the date of this opinion. This opinion assumes that the Fund will only invest in the companies identified to us by the Advisor and in accordance with the Fund’s publicly disclosed investment guidelines.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

We have examined certain publicly available information regarding the companies which the Advisor informs us the Fund intends to invest in as of the date of this opinion. First, we have examined the various business relationships/interests of the target investments to determine if their businesses violate the CSA or MCA by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States. In this regard, we have solely reviewed publicly available filings available through the Securities and Exchange Commission and SEDAR (which tracks companies listed on Canadian exchanges). Second, we examined whether any of the target investments were subject to any actions/proceedings for violating the CSA and MCA solely by reviewing information publicly available through Bloomberg Law Docket. The following opinion solely relies upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the target investments with respect to their compliance with the laws of any country except as noted above in this paragraph.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We express no opinion as to the law of any other jurisdiction that may be applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, or local law, rule, or regulation relating to securities, or to the sale or issuance thereof.

FACTUAL BACKGROUND FOR OPINION

Description of the Amplify Seymour Cannabis ETF’s principal investment strategy

The Fund’s principal investment strategy as presently stated in the Registration Statement and as otherwise certified to us in writing by the Advisor is as follows:

●	The Fund seeks to invest its assets in the equity securities of companies engaged in cannabis and hemp-related activities [1] (“Cannabis Companies”). Currently, the contemplated investments will be purchased on regulated, major stock exchanges, such as the New York Stock Exchange, NYSE American, NASDAQ Stock Market, TSX Exchange, and TSX Venture Exchange. The Fund may also, in the future, invest in companies primarily listed on additional exchanges, including without limitation the Canadian Securities Exchange (“CSE”) and those based in Denmark, Germany, Israel, and the United Kingdom.

1 Botanically, hemp and marijuana/cannabis come from the same species of plant, Cannabis sativa, but from different varieties or “cultivars” that have been bred for different uses. In fact, hemp and marijuana/cannabis are genetically distinct forms of the plant that differ by their use, chemical makeup, and differing cultivation practices. While “marijuana/cannabis” generally refers to the psychotropic drug that is high in delta-9-tetrahydrocannabinol (“THC”) content, growers cultivate low-THC hemp for use in the production of products, including foods and beverages, personal care products, nutritional supplements, fabrics, textiles, paper, construction materials, and other manufactured goods. Since December 2018, hemp is not specifically illegal under the CSA, though it remains subject to considerable regulation and may be illegal in some states.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

●	The Advisor will seek to invest in Cannabis Companies principally engaged in, three classifications, including: (i) Cannabis/Hemp Plant (e.g., Pharmaceuticals/Biotechnology, Cultivation & Retail, Hemp Products and Cannabis-Infused Products); (ii) Support (e.g., Agricultural Technology, Real Estate and Commercial Services), and (iii) Ancillary (e.g., Consumption Devices/Mechanisms, Investing & Finance, Technology & Media and Other Ancillary).

●	To identify Cannabis Companies appropriate for investment, the Advisor will conduct an on-going fundamental analysis of individual companies, including both top-down and bottom-up factors. Top-down factors considered include regulatory changes, macro-economic data and political events. Bottom-up factors considered include company growth rates relative to its peer group, balance sheet strength, management quality, environmental, social, and governance scoring and strategic partnerships.

●	To be included in the Fund, a Cannabis Company must comply with liquidity standards, including: (i) its securities must be listed on a regulated, major stock exchange in the form of shares tradeable for foreign investors without restrictions; (ii) for U.S. based equity securities, 90% of the U.S. based equity weight must be in companies with a market capitalization of at least $75,000,000 (iii) a non-U.S. equity security must have a market capitalization of at least $100,000,000; (iv) for U.S. based equity securities, at least 70% of the equity weight must have either a monthly trading volume of at least 250,000, or an average notional value of monthly trades of at least $25,000,000 over the prior six months; (v) all non-U.S. equity securities must have either a monthly trading volume of at least 250,000, or an average notional value of monthly trades of at least $25,000,000 over the prior six months; and (iv) a security must have adequate constituent liquidity and accessibility for an exchange-listed product as determined by the Adviser.

The Advisor has further represented to us that the following principles, which are reflected in, among other places, the Registration Statement and its Statement of Additional Information, will be adhered to in selecting investments for the Fund:

●	The Fund will not invest in any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, or other political subdivision where this activity is illegal under applicable law.

●	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis inside the U.S. This is the case regardless of whether such a company is listed on a U.S. exchange or an exchange in a country where cannabis is legal.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

●	Cannabis Companies do not include companies that grow, produce, distribute, or sell cannabis or products derived from cannabis both in a country where its activities are entirely legal and in the U.S. where its activities are legal under state and local law but not under U.S. federal law.

●	Cannabis Companies may include those companies whose securities are listed on the CSE, but only after being subject to the Special Situation Review (as defined below), due to the CSE’s policy of listing companies whose activities in the U.S. are contrary to federal law.

●	Cannabis Companies only supply products and/or perform activities that are legal under applicable national, state, provincial, and local laws, including U.S. federal, state, and local laws. Cannabis Companies may, however, supply such products and perform such activities in the U.S. to companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under state and local law but not under U.S. federal law.

●	Cannabis Companies with a presence in the U.S. may engage in pharmaceutical activities and/or grow, produce, distribute, or sell hemp or products derived from hemp but only if such activities are properly licensed and legal under applicable U.S. federal, state, and local laws, and are otherwise in conformity with the Agriculture Improvement Act of 2018 (“2018 Farm Bill”).

●	If, after acquiring a Cannabis Company’s securities, the Advisor identifies or becomes aware that the company no longer meets the Fund’s definition of Cannabis Companies, the Fund will promptly sell that position.

Detailed information on exchange traded securities utilized by the Fund

Except in accordance with the Special Situation Review, the Fund will invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), NYSE American (“NYSE American”), Nasdaq Stock Market (“NASDAQ”), TSX Exchange (“TSX”), and TSX Venture Exchange (“TSX Venture”).

The CSE does not meet these requirements as it lists securities for companies that grow, produce, distribute, or sell cannabis or products derived from cannabis in a manner that is legal under U.S. state law but not under U.S. federal law. Consequently, the Fund may only purchase the securities of companies primarily listed on the CSE if they survive the Special Situation Review and are determined to comply with U.S. federal law.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

The Special Situation Review applicable to CSE-listed investment targets (the “Special Situation Review”) shall include steps taken by the Advisor in consultation with the Advisor’s legal counsel designed to overcome an initial presumption that the investment target is in violation of U.S. federal law. The Special Situation Review, the terms of which are integrated into the Advisor’s internal procedures, shall include a review of information relating to the investment target including, without limitation, (i) recent filed annual and quarterly reports, (ii) reports of pending litigation, (iii) investor presentations, (iv) commercial websites, (v) and summaries of the investment target’s subsidiaries and investments made by the investment target. The target investment shall only be cleared through the Special Situation Review if the Advisor, in consultation with the Advisor’s legal counsel, is satisfied to a reasonable degree of confidence that the investment target’s operations are not in violation of U.S. federal law.

The NYSE, NYSE American, and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company’s securities can trade on a U.S. national securities exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

The TSX and TSX Venture require compliance by listed issuers with all U.S. federal laws. In addition, these exchanges have provided specific guidance related to the cannabis industry enforcing compliance with U.S. federal laws.

In addition, in the future the Fund may also purchase securities of companies listed on exchanges in Denmark, Germany, Israel, and the United Kingdom. The principal stock exchanges in these countries currently lack clear policies on whether to list cannabis companies doing business in the U.S. contrary to federal law, and as such, target investments hailing from these countries must be approved by the Special Situation Review described above with respect to the CSE to ensure compliance with U.S. federal law.

Further information on each of these exchanges are as follows:

NYSE AND NYSE AMERICAN

The NYSE is a worldwide market that lists about 80% of U.S. securities. The NYSE acquired the American Stock Exchange in 2008 now known as NYSE-MKT. The NYSE Market is open to listing companies involved in the cannabis industry who are involved in biotech (e.g., 22nd Century Group: XXII; AbbVie: ABBV); investment in the industry outside of United States (e.g., Canopy Growth Corp.: CGC; Compass Diversified Holdings: CODI; ETFMG Alternative Harvest: MJ); the agricultural sector (e.g., cbdMD Industries, Inc.: YCBD; Scott’s Miracle Grow Co.: SMG); and the real estate sector (e.g., Industrial Properties, Inc.: IIPR). United States-based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE rules govern listing requirements and continued listing requirements. Listed issuers must comply with its agreements with the NYSE and SEC requirements in all material respect.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options), NYSE American LLC (equities and options) and NYSE National, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non-compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members’ compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph is from its website under FAQ:

In determining whether to initially list a company or continue a company’s listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company’s activity, Nasdaq largely relies on the risk factors and other disclosures made in the company’s filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.2

TSX

The TSX is the 12th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 2017-0009 (the “Staff Notice”)3 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

2 Available at https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474).

3 See Staff Notice 2017-0009 dated On October 16, 2017 available at

http://tmx.complinet.com/en/display/display_viewall.html?rbid=2072&element_id=467&print=1.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

According to the Staff Notice, companies listed on the TSX with ongoing business activities that violate U.S. federal law regarding marijuana do not comply with the requirements of the TSX. These business activities may include, among other things, (i) direct or indirect ownership of, or investment in Subject Entities, (ii) commercial interest or arrangements with Subject Entities that are similar in substance to ownership of, or investment in Subject Entities, (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities, or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Staff Notice states as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company. In short, if a TSX-listed company grows or distributes marijuana in the U.S., invests in another business that grows or distributes marijuana in the U.S., or provides services or products for businesses that grow or distribute marijuana in the U.S., the company faces the prospect of being delisted from the TSX.

TSX Venture

This exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)4 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States” (“Subject Entities”), TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that although a number of U.S. states have legalized the cultivation, distribution, or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions are subject to regulation under the MCA.

4 See Notice to Issuers bulletin dated October 16, 2017 available at https://www.tsx.com/listings/tsx-and-tsxv-issuer-resources/tsx-venture-exchange-issuer-resources/tsx-venture-exchange-corporate-finance-manual/tsxv-corporate-inance-bulletins.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:

(i) direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

The Spotlight Stock Exchange and Denmark, generally

Denmark legalized medical-use cannabis beginning on January 1, 2018, as well as local production of cannabis.5 Recreational use remains illegal.

5 Reuters, High as a kite? Danish cannabis firm StenoCare shares surge on debut, available at
https://finance.yahoo.com/news/pot-hot-shares-danish-cannabis-073441665.html.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

The principal exchange in Denmark is the Nasdaq Copenhagen, formerly known as the Copenhagen Stock Exchange. It is managed in conjunction with three other “Nasdaq Nordic” markets: Nasdaq Stockholm, Nasdaq Helsinki, and Nasdaq Iceland. To date, we have found no evidence that shares of cannabis companies are listed on the Nasdaq Copenhagen. That said, there is nothing in that exchange’s issuer rules that expressly precludes listing cannabis companies, including those who might be involved in the U.S. market.6

The Spotlight Stock Market, a joint Danish/Swedish market based in Stockholm, hosted the first medical cannabis IPO in Europe in October 2018. 7 The IPO was for STENOCARE A/S, a Danish medical cannabis producer, which plans to export to other European markets.8 While STENOCARE has purchased cannabis from Canadian producer CannTrust, Inc., we have found no evidence that it plans to become involved in the U.S. market. The Spotlight Stock Market’s rules do not currently address cannabis, including whether listed companies may engage in business in the U.S. cannabis market.9 After reviewing media reports and the exchanges’ websites, we found no evidence that any additional Danish cannabis companies, aside from STENOCARE, are currently listed on the Nasdaq Copenhagen or the Spotlight Stock Market.

Because Danish stock exchanges have not yet developed clear standards for listing cannabis companies—much less those involved in the U.S. market—and in order to comply with its principal investment strategy as outlined above, the Fund may only purchase the securities of companies based in or primarily listed in Denmark if they survive the Special Situation Review and are determined to be in compliance with U.S. federal law. This opinion does not cover other Danish exchanges.

The Frankfurt Stock Exchange and Germany, generally

Since March 2017, medical marijuana may be legally used in Germany to treat certain seriously ill patients.10 Recreational use remains illegal. In April 2019, Germany provisionally awarded its first cultivation licenses to two Canadian cannabis companies and the Berlin-based Demecan GmbH, a German joint-venture with another Canadian company, Wayland Group, which is listed on the CSE.11 Demecan is not publically traded.

6 See, e.g., Nasdaq Nordic Member Rules, available at

https://business.nasdaq.com/media/Nasdaq%20Nordic%20Member%20Rules%20version%203.8_May%2020%202 019_tcm5044-31275.pdf

7 Press Release, STENOCARE A/S: STENOCARE A/S has been declared IPO of the Year 2018, available at

https://spotlightstockmarket.com/sv/market-overview/nyheter//nyhets-artikel?id=51243; Reuters, Shares in Danish cannabis oil firm StenoCare to debut on Friday, available at https://www.reuters.com/article/us-denmark-cannabis-ipo/shares-in-danish-cannabis-oil-firm-stenocare-to-debut-on-friday-idUSKCN1N00R0.

8 See STENOCARE company website, https://stenocare.dk/Investor/EN/Company-Introduction.

9 See, e.g. Spotlight’s regulations, available at https://www.spotlightstockmarket.com/media/6269/spotlights-regulations_190510.pdf.

10 The Local, Seven things to know about weed in Germany, available at https://www.thelocal.de/20180216/five-things-to-know-about-weed-in-germany-420-marijuana.

11 See Maike Telgheder, Die Cannabis-Anbauer in Deutschland stehen fest – vorerst, available at

https://www.handelsblatt.com/technik/medizin/aphria-aurora-und-demecan-die-cannabis-anbauer-in-deutschland-stehen-fest-vorerst/24181804.html?ticket=ST-1494767-UafPRcgJabegQkDc3bGt-ap5; see also Marguerite Arnold,

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

The Frankfurt Stock Exchange is the largest of seven regional stock exchanges in Germany, and one of the largest exchanges in the world.12 To date, it does not appear to have a policy governing the listing of cannabis companies that operate in the U.S. market. For this reason, and in order to comply with its principal investment strategy as outlined above, the Fund may only purchase the securities of a company based in or primarily listed in Germany if it survives the Special Situation Review and is found to be in compliance with U.S. federal law. This opinion does not cover other German exchanges.

The Tel Aviv Stock Exchange and Israel, generally

Medical marijuana for certain conditions has been legal in Israel since the early 1990s, and since 2017, despite remaining illegal, recreational cannabis has been in the process of decriminalization.13 Moreover, Israel recently has authorized the export of locally grown cannabis to other countries.14

The Tel Aviv Stock Exchange (“TASE”) is Israel’s only public stock exchange.15 Only eight companies have been licensed in Israel to cultivate and distribute medical cannabis, and only one of those, InterCure’s Ltd., is publically listed on the TASE.16 Other licensed Israeli cannabis companies are exploring IPOs on North American exchanges,17 or are already listed there.18 Still other companies involved in Israeli cannabis (but which are not licensed to cultivate or distribute) are listed on the TASE.19 The TASE also lists at least one cannabis-based mutual fund, ALN Cannabis.20

German Cultivation Bid Appears To Have Three Finalists, available at

https://cannabisindustryjournal.com/news_article/german-cultivation-bid-appears-to-have-three-finalists/.

12 See the website of the Deutsche Borse Group, an owner of the Frankfurt Stock Exchange, available at https://deutsche-boerse.com/dbg-en/our-company/frankfurt-stock-exchange.

13 Bar Peleg, Explained Marijuana Decriminalization Goes Into Effect in Israel. What Does That Mean?, available at https://www.haaretz.com/israel-news/.premium-marijuana-decriminalization-goes-into-effect-in-israel-what-does-that-mean-1.7069271; Samuel Osborne, Israel’s parliament unanimously votes to progress cannabis decriminalization, available at https://www.independent.co.uk/news/world/middle-east/israel-marijuana-legal-decriminalise-knesset-cannabis-weed-illegal-drugs-a8246161.html.

14 Sara Brittany Somerset, Israel Decriminalizes Adult Use Cannabis During CannaTech Conference In Tel Aviv, available at https://www.forbes.com/sites/sarabrittanysomerset/2019/04/05/israel-decriminalizes-adult-use-cannabis-during-cannatech-conference-in-tel-aviv/#7665aac15dff; Maayan Jaffe-Hoffman, High Hopes for the Holy Land, available at https://www.jpost.com/Magazine/High-hopes-for-the-Holy-Land-585002.

15 See About the Tel Aviv Stock Exchange, available at

https://info.tase.co.il/eng/about_tase/corporate/pages/tel_aviv_stock_exchange.aspx.

16 Press Release, InterCure’s Management Opened the Trading session This Morning celebrating the addition to TASE Indices, available at https://info.tase.co.il/Eng/about_tase/news/2018/Pages/PR_20181031.aspx.

17 Canndoc has filed for an IPO with Nasdaq. See Shelly Appelberg, Israeli Medical Cannabis Firm Plans Wall Street IPO, available at https://www.haaretz.com/israel-news/business/.premium-israeli-medical-cannabis-firm-plans-wall-street-ipo-1.7129128. Breath of Life International is seeking an IPO on the TSX. See Investing.com, Israeli Cannabis Company Breath of Life to Launch Toronto IPO, available at

https://finance.yahoo.com/news/israeli-cannabis-company-breath-life-134000679.html.

18 Kalytera Therapeutics is listed on the TSXV. See Listing on TSXV website, available at https://tmxmatrix.com/company/KLY.

19 TASE, 2018 Annual Review at p. 12, available at

https://info.tase.co.il/Eng/Lists/gen_res/0133_annual_review/2018_annual_review_eng.pdf

20 See ALN Cannabis TASE Listing Page, available at

https://info.tase.co.il/eng/General/trustfund/Pages/fundmaindata.aspx?FundID=05127568.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

Despite all of this activity, however, the TASE does not have rules or regulations addressing whether listed companies must comply with U.S. federal law. For this reason, and in order to comply with its principal investment strategy as outlined above, the Fund may only purchase the securities of a company listed on the Tel Aviv Stock Exchange if it survives the Special Situation Review and is found to be in compliance with U.S. federal law. This opinion does not cover other Israeli exchanges.

The London Stock Exchange and the United Kingdom, generally

Medical cannabis became legal in the United Kingdom on November 1, 2018.21 Recreational marijuana, however, remains illegal.22

The London Stock Exchange (“LSE”) is one of the oldest and largest stock exchanges in the world, and in 2007 became even larger by merging with the Milan Stock Exchange.23 Only a handful of companies engaged in British cannabis business are listed on the LSE, for example, Associated British Foods PLC (LSE:ABF).24 The LSE does not appear to have an express policy regarding cannabis companies that operate in the U.S. cannabis market.

At least one company listed on the LSE, Highlands Natural Resources, PLC (“Highlands”) (LSE:HNR)25, is looking to enter the U.S. market, by opening a hemp-based CBD operation in Colorado that, once in operation, would violate current Food and Drug Administration (“FDA”) guidance on CBD.26 While hemp-derived CBD operations are not forbidden by stock exchanges with express policies on the U.S. cannabis market, like the TSX and Nasdaq, Highlands nevertheless may soon run afoul of U.S. federal law.

21 Andrea Downey, Ban Lifted; Doctors will be able to prescribe medicinal cannabis in the UK from Next Month, available at https://www.thesun.co.uk/news/7472407/medical-cannabis-available-uk-prescription-novemeber-sajid-javid/.

22 See UK Government website, available at https://www.gov.uk/penalties-drug-possession-dealing.

23 See History of London Stock Exchange Group, available at https://www.lseg.com/about-london-stock-exchange-group/history.

24 See https://www.londonstockexchange.com/exchange/prices-and-markets/stocks/summary/company-summary/GB0006731235GBGBXSET1.html?lang=en.

25 See https://www.londonstockexchange.com/exchange/prices-and-markets/stocks/summary/company-summary/GB00BWC4X262GBGBXSSQ3.html?lang=en.

26 proactiveinvestors, Highlands Natural Resources to enter cannabidiol market in Colorado with new growing operation, available at https://www.proactiveinvestors.co.uk/companies/news/216813/highlands-natural-resources-to-enter-cannabidiol-market-in-colorado-with-new-growing-operation-216813.html.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

The NEX Exchange is a smaller London-based stock exchange.27 It lists UK cannabis companies like Sativa Investments plc (SATI:NEX)28 and Imperial X Plc (IMPP: NEX).29 It likewise appears to lack an express policy regarding cannabis companies that operate in the U.S. cannabis market.

Because these U.K.-based exchanges lack clear policies with respect to companies that operate in the U.S. cannabis market, and in order to comply with its principal investment strategy as outlined above, the Fund may only purchase the securities of such a company if it survives the Special Situation Review and is found to be in compliance with U.S. federal law. This opinion does not cover other U.K. exchanges.

LEGAL ANALYSIS

In addition to the constraints on investing in companies listed on exchanges described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under the CSA and MCA in connection with the Fund’s proposed investment in the Cannabis Companies.30 The legal landscape in the cannabis industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

Based on our review of the case law and other authorities, we note the following:

●	Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.[31]

27 See NEX Exchange’s website, available at https://www.nexexchange.com/about-us/welcome-to-nex-exchange/.

28 See NEX Exchange company profile, available at https://www.nexexchange.com/member?securityid=2074805.

29 See NEX Exchange company profile, available at https://www.nexexchange.com/member?securityid=1024283

30 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

31 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at

https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

●	We have reviewed examples of U.S. exchange listed companies that have invested or are investing in Canadian cannabis companies and, to date, we have not found public records showing corresponding action by the U.S. Department of Justice (the “DOJ”).[32] Indeed, in August 2018, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, invested CAD$5 billion (US$4 billion) in Canopy Growth Corporation, a Canadian producer and exporter of cannabis. Canopy is listed on both the TSX and the NYSE.

●	We have reviewed four open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with principal investment strategies of investing in cannabis companies. First, the ETFMG Alternative Harvest ETF, which is publicly traded on the NYSE, has as its principal investment strategy to invest, in relevant part, in “exchange-listed common stock (or corresponding American Depositary Receipts (“ADRs”) or Global Depositary Receipts (“GDRs”)) of companies across the globe, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including hemp, or the legal production, marketing or distribution of cannabis, including hemp, products for medical or non-medical purposes (“Cannabis Companies”); (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient (“Pharmaceutical Companies”); […] or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.”[33] Second, the American Growth Fund Series Two, has as its principal investment strategy to invest in a “portfolio which is made up primarily of common stocks involved, in at least some way, in the legal cannabis business.”[34] Third, the Cannabis Growth Fund has as its investment strategy to “invest at least 80% of its net assets […] in exchange-traded equity securities of companies engaged in legal cannabis-related businesses.”[35] Fourth, the AdvisorShares Pure Cannabis ETF has as its principal investment strategy to invest in “securities of companies that derive a significant portion of their revenue from the marijuana and hemp business[.]”[36]

32 This does not mean that no action may be brought in the future or that no confidential investigation is currently proceeding, but rather it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.

33 ETFMG Alternative Harvest ETF’s Summary Prospectus dated January 31, 2019 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/1467831/000161577419001446/s115729_497k.htm.

34 American Growth Fund Series Two’s Summary Prospectus dated May 21, 2018 available on the SEC’s EDGAR database at https://www.sec.gov/Archives/edgar/data/5138/000000513818000017/0000005138-18-000017-index.htm. See also the American Growth Fund Series Two’s supplement dated July 19, 2018 to the prospectus dated November 30, 2017 available on the SEC’s EDGAR database at

https://www.sec.gov/Archives/edgar/data/5138/000000513818000036/0000005138-18-000036-index.htm.

35 See Prospectus, available at

https://www.sec.gov/Archives/edgar/data/1587982/000139834419009309/fp0042407_485apos.htm.

36 See Prospectus, available at

https://www.sec.gov/Archives/edgar/data/1408970/000161577419005765/s117427_497.htm.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

●	In addition, we have reviewed examples of other investment companies registered under the 1940 Act with investments in cannabis companies. The Vanguard Developed Markets Index Fund held, at the very least, each of the following cannabis companies as of April 3, 2019: Aphria, Inc., Aurora Cannabis Inc., and Canopy Growth Corp.[37]

●	Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country, such as Canada, and (ii) whether investment in the Cannabis Companies would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce cannabis in the United States and the proposed investments contemplate the purchase of securities on secondary markets in, for example, Canada. We have not found case law or other guidance that precludes an extension of enforcement of the CSA in the manner outlined above as to any fund that invests in the Cannabis Companies.

Our opinion focuses on the CSA and MCA, and based on the current status of state laws regarding marijuana, it is our view that the CSA and MCA are more stringent than state laws. Therefore, it is our opinion that, if the Fund complies with the CSA and MCA—in significant part by not investing in companies engaged in the cultivation, distribution or possession of marijuana in the U.S.—the Fund will also meet state law standards.

I.	FEDERAL LAW

A.	Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.38 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.39 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”40 “This broad discretion [...] is particularly ill-suited to judicial review.”41 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.42

37 A list of the Vanguard Developed Markets Index Fund’s portfolio holdings as of April 3, 2019, is available at https://investor.vanguard.com/mutual-funds/profile/overview/VDVIX/portfolio-holdings.

38 See 21 U.S.C §§ 822(a) and 812(c).

39 Oyler v. Boles, 368 U.S. 448 (1962).

40 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

41 Wayte v. United States, 470 U.S. 598, 607 (1985).

42 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:43

●	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

●	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

●	The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

●	The business organization’s identification of individuals responsible for the misconduct and production of misconduct information;

●	The existence, effectiveness, and enforcement of the business organization’s pre-existing compliance program;

●	The business organization’s timely and voluntary disclosure of wrongdoing;

●	The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

●	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

●	The adequacy of remedies such as civil or regulatory enforcement actions; and

43 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9- 28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

●	The adequacy of the prosecution of individuals responsible for the business organization’s malfeasance.

B.	DOJ Position on Enforcement of Federal Marijuana Laws

During the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

Most notably, in 2013, Deputy Attorney General Cole released a memorandum44 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following:

●	Preventing the distribution of marijuana to minors;

●	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;

●	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

●	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

●	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

●	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

●	Preventing marijuana possession or use on federal property.

The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state laws by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law, and could not be used as a defense in a federal criminal proceeding, but rather it only reflected a policy subject to change at any time.

44 Memorandum from James Cole, U.S. Deputy Attorney General, on Guidance Regarding Marijuana Enforcement (Aug. 29, 2013) available at https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”45 The Sessions Memo reinforces the inherent prosecutorial discretion to pursuing prosecution and penalties for marijuana cultivation, distribution, and possession under the CSA and MCA for financial transactions.46

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. To the extent that they have done so, it appears that federal prosecutors have primarily focused on growers and producers within the states, rather than investors.47

Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian cannabis companies, or are Canadian cannabis companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm listed on NASDAQ. Similarly, we have not identified any public reports concerning any DOJ action with respect to Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange. Constellation invested CAD$5 billion (US$4 billion) in Canopy Growth Corporation, a Canadian producer and exporter of cannabis.48 Canopy is listed on both the TSX and the NYSE.

45 Memorandum from Jeffrey Sessions, U.S. Attorney General, on Marijuana Enforcement, (Jan. 4, 2018) available at https://www.justice.gov/opa/press-release/file/1022196/download.

46 On November 7, 2018, Jeff Sessions resigned from his post as Attorney General. While the Sessions Memo still remains in effect, its status may change, along with enforcement priorities, under newly confirmed Attorney General William Barr. However, during his confirmation process, Attorney General Barr stated in a written response to Congress as follows: “As discussed at my hearing, I do not intend to go after parties who have complied with state law in reliance on the Cole Memorandum.” See https://www.vox.com/policy-and-

politics/2019/1/28/18200982/marijuana-legalization-trump-jeff-sessions-william-barr. Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant business in the medical marijuana space since 2014.

47 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

48 Constellation Brands Investment in Canopy Growth: Expanding Our Strategic Partnership, (Aug. 2018), available at https://www.canopygrowth.com/wp-content/uploads/2018/08/2018.08.15-Investor-Deck.pdf.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents filed by the Cannabis Companies with the SEC. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.49

Companies wishing to enter the U.S. cannabis market while remaining listed on a major exchange have adapted to the split between U.S. federal and state laws in creative ways. For example, the NYSE-listed Canopy Growth Corp (CGC) was recently reported to have acquired Acreage Holdings, Inc., a company that “touches the plant” within the U.S. As details of the transaction were revealed, however, it became clear that Canopy had purchased an option to buy Acreage that can only be exercised if cannabis becomes legal un the U.S. at the federal level within 72 months.50 This arrangement allows Canopy to remain compliant with the NYSE’s policies while giving it a foothold in the U.S. cannabis market.

Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Cannabis Companies being considered for investment by the Fund are engaged in any cannabis-touching business in the U.S. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Cannabis Companies for a violation of the CSA and/or MCA. This opinion is only based upon and limited to that publicly available information available from the SEC, SEDAR, and Bloomberg Law Docket.

C.	The FDA’s Position on Hemp-Derived CBD

The 2018 Farm Bill became effective on January 1, 2019.51 Among other things, the 2018 Farm Bill amended federal laws relating to the production and marketing of hemp, as well as cannabidiol, or “CBD,” derived from hemp. “Hemp” is defined by the 2018 Farm Bill to be low in THC, the psychoactive chemical in cannabis. These changes included the decriminalization of hemp and hemp-derived CBD on the federal level.52 This raised questions about whether businesses could market help-derived CBD as a drug or food additive in the United States.

49 See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), available at https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf; see also Securities and Exchange Commission, Investor Alert: Marijuana Investments and Fraud (Sep. 9, 2018), available at https://www.investor.gov/additional-resources/news-alerts/alerts-bulletins/investor-alert-marijuana-investments-fraud (the SEC appears to be concerned with ensuring that investors are aware of market volatility and concerns about potentially fraudulent disclosures).

50 Chin, Kimberly, Canopy Growth Aims to Buy Acreage Holdings, If U.S. Legalizes Marijuana Production, available at https://www.wsj.com/articles/canopy-growth-aims-to-buy-acreage-holdings-if-u-s-legalizes-marijuana-production-11555600481.

51 2018 Farm Bill, H.R.2 — 115th Congress (2017-2018), available at https://www.congress.gov/bill/115th-congress/house-bill/2/text.

52 2018 Farm Bill at Section 10113 at Revisions to AMA § 297A.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

Crucially, the 2018 Farm Bill provides that it does not affect the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) or the authority of the Federal Commissioner of Food and Drugs to promulgate regulations and guidelines under the FD&C Act.53 In other words, Congress explicitly preserved the FDA’s current authority to regulate products containing hemp-derived compounds like CBD under the FD&C Act. On December 20, 2018, before the 2018 Farm Bill even took effect, the FDA issued a statement “clarifying” its position on the regulation of products containing cannabis and cannabis-derived compounds (the “FDA Statement”).54 The FDA Statement expressly reserved the FDA’s right to regulate hemp-derived CBD as a drug, and declared it illegal to sell or market food, drinks, medications, and dietary supplements containing CBD without FDA approval. The FDA Statement also indicated that it would research hemp-derived CBD products and provide further guidance, a process that does not seem to be near its end.

Twice since the FDA Statement—in an April 2019 FAQ55 on the FDA’s website and in opening remarks at a May 31, 2019 FDA hearing on CBD56—the FDA reasserted its right to regulate hempderived CBD and the illegality of selling or marketing CBD in food, drinks, medications, and dietary supplements. For this reason, this opinion, the Fund, and the Advisor will consider the marketing or selling of hemp-derived CBD for human consumption to be contrary to U.S. federal law until such time as the FDA provides additional guidance.

Based on the foregoing and the Fund’s representation that it will only invest in exchange traded securities that are either listed on exchanges that require compliance with U.S. federal law or that survive the Special Situation Review, we believe the Fund would not violate the CSA or be subject to DOJ marijuana enforcement.

II.	THE CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”57 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.58 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.59

53 2018 Farm Bill at Section 10113, Revisions to AMA § 297D(c)(1), (c)(3).

54 FDA Commissioner Scott Gottlieb, M.D., Statement from FDA Commissioner Scott Gottlieb, M.D., on signing of the Agriculture Improvement Act and the agency’s regulation of products containing cannabis and cannabis-derived compounds (Dec. 20, 2018), available at https://www.fda.gov/NewsEvents/Newsroom/PressAnnouncements/ucm628988.htm.

55 FDA Regulation of Cannabis and Cannabis-Derived Products: Questions and Answers, available at https://www.fda.gov/news-events/public-health-focus/fda-regulation-cannabis-and-cannabis-derived-products-questions-and-answers.

56 Remarks by Dr. Sharpless at the FDA Public Hearing on Scientific Data and Information about Products Containing Cannabis or Cannabis-Derived Compounds, available at https://www.fda.gov/news-events/speeches-fda-officials/remarks-dr-sharpless-fda-public-hearing-scientific-data-and-information-about-products-containing.

57 21 U.S.C. § 841(a)(1).

58 21 U.S.C. § 802(15).

59 21 U.S.C. § 846.

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

Based purely on the plain language of the Fund’s Registration Statement, and the target investments, including our analysis of their businesses as derived from the publicly available resources noted above, none of these businesses appear to be involved in the growth, manufacture, processing or sale of cannabis in the U.S. According to the Fund’s Registration Statement, the Fund is also not preparing or otherwise seeking to distribute the marijuana itself in the U.S. Instead, the Registration Statement reflects that the proposed investment activity would only include purchasing securities—on the secondary market on an exchange that requires compliance with national and local laws, including U.S. federal law—of companies that are legally operating and supporting the cannabis industry in Canada, not in the U.S.

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA because it will not be investing in any business that is in the business of growing, manufacturing, processing or selling marijuana in the U.S.

III.	COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides in pertinent part:

[W]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity- with the intent to promote the carrying on of specified unlawful activity[.]60

The MCA further provides:

Whoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States--with the intent to promote the carrying on of specified unlawful activity[.]61

60 18 U.S.C. § 1956(a)(1)-(A)(i).

61 18 U.S.C. § 1956 (a)(2)-(A).

Legal Opinion prepared for
Amplify Seymour Cannabis ETF
June 18, 2019

Many exchanges do not have listing requirements that include compliance with U.S. federal laws. For example, the CSE began operations in 2003 to provide a modern and efficient alternative for companies looking to access the Canadian public capital markets. The CSE listing requirements are less strict and many U.S. marijuana companies that comply with their respective state laws, but do not comply with U.S. federal law, have used this platform to gain public access. By way of example, MedMen Enterprises (“MedMen”) is listed and publicly traded on the CSE and is a U.S.- based marijuana company that owns and operates licensed cannabis facilities (including cultivation, manufacturing and retail) in California, Illinois, Nevada, New York, Arizona, and Florida. According to the Fund’s Registration Statement and the Statement of Additional Information appended thereto, the Fund may only invest in companies listed on the CSE that survive the Special Situation Review and are manifestly not operating contrary to U.S. federal law. Should the cultivation, production, and/or distribution of cannabis become legal under U.S. federal law, this position will be revisited.

Based on the foregoing, in our opinion the Fund’s investment activity should not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) because the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-1A, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

Fox Rothschild, LLP